Exhibit 11

Statements re: Computation of Earnings per Share
Brenton Banks, Inc.


                                 Three Months Ended
                                     March 31,
                                1998           1997

Basic EPS Computation
   Numerator:
     Net income                 $ 4,718,978      4,201,356

   Denominator:
     Average common shares
       outstanding               17,392,866     17,708,776

   Basic EPS                    $      0.27    $      0.24

Diluted EPS Computation
   Numerator:
     Net income                 $ 4,718,978      4,201,356

   Denominator:
     Average common shares
       outstanding               17,392,866     17,708,776
     Average stock options          361,516        252,975
     Average long-term stock
       compensation plan                  0        167,482
                                 17,754,382     18,129,233

   Diluted EPS                  $      0.27    $      0.23

Note:  Amounts are restated for the 2-for-1 stock split effective
February 1998 and the 10% common stock dividend effective in 1997.